EXECUTION VERSION

Exhibit 10.1

ASSET PURCHASE AGREEMENT By and Between MEP PLEASANT HILL, LLC AS SELLER And AQUILA, INC. AS BUYER Dated as of September 22, 2006

TABLE OF CONTENTS

Page

ARTICLE 1 PURCHASE AND SALE OF THE ACQUIRED ASSETS	1
1.1.	Transfer of Acquired Assets	1
1.2.	Excluded Assets	3
1.3.	Assumption of Liabilities	4
1.4.	Excluded Liabilities	5
1.5.	Non-Assignment of Assigned Contracts	5
ARTICLE 2 CONSIDERATION	6
2.1.	Consideration	6
2.2.	Deposits	6
ARTICLE 3 CLOSING AND DELIVERIES	6
3.1.	Closing	6
3.2.	Seller’s Deliveries	6
3.3.	Buyer’s Deliveries	6
3.4.	Certain Contracts and Easements	7
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER	7
4.1.	Corporate Organization	7
4.2.	Authorization and Validity	7
4.3.	No Conflict or Violation	7
4.4.	Governmental Consents and Approvals	8
4.5.	Compliance with Law	8
4.6.	Litigation	8
4.7.	Material Contracts.	8
4.8.	Permits	9
4.9.	Environmental Matters	9
4.10.	Employee Benefits.	9
4.11.	Real Property	10
4.12.	Regulatory Status	10
4.13.	Taxes	11
4.14.	Balance Sheet Information	11

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER                                  11

5.1.	Corporate Organization	11
5.2.	Authorization and Validity	11
5.3.	No Conflict or Violation	11
5.4.	Consents, Approvals and Notifications	11
5.5.	Availability of Funds	12
5.6.	Adequate Assurances Regarding Assigned Contracts	12
5.7.	Licenses, Permits, etc.	12
5.8.	Investigation by Buyer	12
ARTICLE 6 COVENANTS OF SELLER	13
6.1.	Actions Before Closing.	13
6.2.	Conduct of Business Before the Closing Date.	13
6.3.	Sale Order and Bidding Procedures Order.	13
6.4.	Consents and Approvals.	13
6.5.	Access to Properties and Records; Confidentiality.	13
6.6.	Rejection of Assigned Contracts.	14
6.7.	Further Assurances.	14
ARTICLE 7 COVENANTS OF BUYER	15
7.1.	Actions Before Closing Date.	15
7.2.	Consents, Approvals and Notifications.	15
7.3.	Adequate Assurances Regarding Assigned Contracts.	15
7.4.	Cure of Defaults.	15
7.5.	Support Obligations.	15
7.6.	Availability of Business Records.	17
7.7.	Calpine Marks.	17
7.8.	Notices	17
7.9.	Casualty Loss.	17
ARTICLE 8 BANKRUPTCY PROCEDURES	18
8.1.	Bankruptcy Actions	18
8.2.	Bidding Procedures.	18
ARTICLE 9 EMPLOYEE AND BENEFITS MATTERS	18
9.1.	Notification of Intent to Employ.	18
9.2.	Employment Offers.	18

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9.3.	Transferred Employees.	19
9.4.	Transfer of Assets and Liabilities from Employee Benefit Plans.	19
9.5.	WARN Act Obligations.	19
9.6.	Buyer Benefit Plans.	19
9.7.	Welfare Benefits Claims.	19
9.8.	COBRA Obligations.	20
9.9.	Assumption of Liabilities.	20
9.10.	Flexible Benefit Plan	20
9.11.	Termination of Business Employees	20
ARTICLE 10 REGULATORY MATTERS	20
10.1.	Regulatory Filings.	20
10.2.	Cooperation; Confidentiality Agreement.	21
10.3.	Objections or Other Challenges.	21
ARTICLE 11 TAXES	22
11.1.	Taxes Related to Purchase of Assets.	22
11.2.	Proration of Real and Personal Property Taxes.	22
11.3.	Cooperation on Tax Matters.	23
11.4.	Retention of Tax Records.	23
11.5.	Allocation of Purchase Price and Purchase Price Allocation Forms.	23
11.6.	Unbilled Transactional Taxes	23
ARTICLE 12 CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES	24
12.1.	Conditions Precedent to Performance by Seller and Buyer.	24
12.2.	Conditions Precedent to Performance by Seller.	24
12.3.	Conditions Precedent to the Performance by Buyer.	25
ARTICLE 13 TERMINATION AND EFFECT OF TERMINATION	26
13.1.	Right of Termination.	26
13.2.	Termination Without Default.	26
13.3.	Effect of Failure of Seller’s Conditions to Closing.	27
13.4.	Effect of Failure of Buyer’s Conditions to Closing.	27
13.5.	Termination on Alternative Transaction.	27
ARTICLE 14 MISCELLANEOUS	28
14.1.	Successors and Assigns.	28

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14.2.	Governing Law; Jurisdiction.	28
14.3.	Disclosure Schedule Supplements.	29
14.4.	Transition Services.	29
14.5.	Warranties Exclusive.	29
14.6.	Survival of Representations and Warranties.	29
14.7.	No Recourse Against Third Parties.	29
14.8.	Mutual Drafting.	30
14.9.	Expenses.	30
14.10.	Broker’s and Finder’s Fees.	30
14.11.	Severability.	30
14.12.	Notices.	30
14.13.	Amendments; Waivers.	32
14.14.	Schedules.	32
14.15.	Public Announcements.	32
14.16.	Entire Agreement.	32
14.17.	Parties in Interest.	32
14.18.	Headings.	32
14.19.	Construction	32
14.20.	Currency.	33
14.21.	Time of Essence.	33
14.22.	Counterparts.	33
14.23.	Delivery by Facsimile Transmission.	33
ARTICLE 15 DEFINITIONS	33
15.1.	Certain Terms Defined.	33
15.2.	All Terms Cross-Referenced.	38

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EXHIBITS

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Sale Order
Exhibit C	Form of Bidding Procedures Order

DISCLOSURE SCHEDULES

Schedule 1.1(a)	Owned Real Property
Schedule 1.1(b)	Real Estate Leases
Schedule 1.1(c)	Entitled Real Property
Schedule 1.1(d)	Equipment
Schedule 1.1(e)	Supplier Contracts
Schedule 1.1(f)	Other Contracts
Schedule 1.1(g)	Inventory
Schedule 1.1(i)	Permits
Schedule 1.2(a)	Excluded Assets
Schedule 1.2(m)	Calpine Marks
Schedule 1.2(s)	Excluded Assets
Schedule 1.4	Excluded Liabilities
Schedule 4.4	Governmental Consents and Approvals
Schedule 4.5	Compliance with Law
Schedule 4.6	Litigation
Schedule 4.7	Material Contracts
Schedule 4.8	License and Permit Exceptions
Schedule 4.9	Environmental Matters
Schedule 4.10	Employee Benefit Plans
Schedule 4.14	Selected Balance Sheet Information
Schedule 5.4	Consents, Approvals, and Notifications
Schedule 5.7	Licenses, Permits, etc.
Schedule 7.5(a)	Credit Support Obligations
Schedule 12.1(b)	Antitrust and Regulatory Approvals
Schedule 12.1(d)	Material Permits
Schedule 15.1	Permitted Liens

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 22, 2006, is made by and between MEP Pleasant Hill, LLC, a Delaware limited liability company (the "Seller"), and Aquila, Inc., a Delaware corporation (the “Buyer”). Capitalized terms used in this Agreement are defined or cross-referenced in Article 15.

BACKGROUND INFORMATION

WHEREAS, Seller is an indirect wholly owned subsidiary of Calpine Corporation, a Delaware corporation ("Calpine");

WHEREAS, on December 20, 2005 Calpine and its debtor Affiliates, including Seller, filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363, and 365 of the Bankruptcy Code;

WHEREAS, it is intended that the acquisition of the Acquired Assets would be accomplished through the sale, transfer and assignment of the Acquired Assets by Seller to Buyer;

WHEREAS, Buyer also desires to assume, and Seller desires to assign and transfer to Buyer, the Assumed Liabilities;

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE ACQUIRED ASSETS

1.1.        Transfer of Acquired Assets. At the Closing, and upon the terms and conditions herein set forth, Seller shall sell to Buyer, and Buyer shall acquire from Seller, all of Seller’s right, title and interest in, to and under the Acquired Assets free and clear of Liens, claims and other interests (except for Permitted Liens and Assumed Liabilities) pursuant to sections 105, 363 and 365 of the Bankruptcy Code. “Acquired Assets” shall mean solely the following property, but shall exclude the Excluded Assets:

(a)          the real property owned by Seller and listed on Schedule 1.1(a) of the disclosure schedules accompanying this Agreement (the “Disclosure Schedules”), together with any Improvements owned by Seller erected thereon or on the Leased Real Property (the “Owned Real Property”);

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(b)          all of Seller’s rights under the leases of real property, including the Facility Lease, listed on Schedule 1.1(b) of the Disclosure Schedules (the “Real Estate Leases” and the real property leased by Seller pursuant to such leases, the “Leased Real Property”);

(c)          all of Seller’s rights under the easements, rights of way, real property licenses, and other real property entitlements used exclusively in the Business or listed on Schedule 1.1(c) of the Disclosure Schedules (the “Entitled Real Property” and, together with the Owned Real Property and the Leased Real Property, the “Real Property”);

(d)          all of (i) Seller’s owned and leased equipment, spare parts, machinery, furniture, materials, supplies, fixtures, and other personal property used exclusively in the Business, located on the Real Property or listed on Schedule 1.1(d) (the “Equipment”); and (ii) any rights of Seller to the warranties and licenses received from manufacturers and lessors of the Equipment;

(e)          all of Seller’s rights under outstanding purchase orders or other similar Contracts used exclusively in the Business entered into by Seller with any supplier that are listed on Schedule 1.1(e) of the Disclosure Schedules (“Supplier Contracts”);

(f)           all of Seller’s rights under the Contracts that are listed on Schedule 1.1(f) of the Disclosure Schedules (the “Other Contracts” and, together with the Real Property Leases, the Entitled Real Property constituting Contracts, and the Supplier Contracts, the “Assigned Contracts”);

(g)          all (i) inventories of fuel, chemicals and gas at or in transit to the Real Property and owned by Seller on the Closing Date, including inventories of the substances listed on Schedule 1.1(g) (the “Inventory”), and (ii) any rights of Seller to the warranties received from suppliers with respect to such Inventory;

(h)          any computer software or systems located at the Real Property and owned exclusively by Seller and licenses held exclusively by Seller, to the extent transferable, in each case that pertain solely to the Business;

(i)           to the extent transferable under applicable Law, all rights of Seller under the permits, authorizations, approvals, registrations, and licenses relating exclusively to the Business issued by any Government (and pending applications for the foregoing) listed on Schedule 1.1(i) of the Disclosure Schedules (“Permits”);

(j)	copies of all Business Records;
(k)	all of Seller’s right, title and interest in the Power Plant;

(l)           rights to and goodwill represented by the name Aries Energy Center; provided, that nothing in this Section 1.1(l) will give Buyer any rights to any name that includes a Calpine Mark;

(m)	all assets to be acquired by Buyer pursuant to Article 9;

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(n)	except as provided in Section 1.2(r), all Emissions Allowances; and
(o)	The Chapter 100 Bond.

1.2.        Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets are the only properties and assets transferred to Buyer under this Agreement. Without limiting the generality of the foregoing, the Acquired Assets do not include (i) any right, title or interest of any Person other than Seller in any property or asset, and (ii) the properties and assets of Seller listed or described in this Section 1.2 (all properties and assets not being acquired by Buyer are herein referred to as the “Excluded Assets”):

(a)          all of Seller’s cash and cash equivalents, marketable securities, prepaid expenses, advance payments, surety accounts, deposits and other similar prepaid items (including for the purchase of natural gas), checks in transit and undeposited checks;

(b)          all of Seller’s accounts and notes receivable as of 11:59 pm on the Closing Date (the “Accounts Receivable”);

(c)          other than assets, property, and other rights specifically identified in any Schedule referenced in Section 1.1 above, any assets, property and other rights held or owned by Calpine and its Affiliates not used exclusively by Seller in the operation of the Business;

(d)          forecasts, financial information or financial statements and proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Business) prepared by or used by Seller or its Affiliates to the extent not relating exclusively to the Business;

(e)	all of Seller’s rights under Contracts that are not Assigned Contracts;
(f)	all assets to be retained by Seller pursuant to Article 9;

(g)          all rights to Claims, refunds or adjustments with respect to Excluded Assets, all other refunds or adjustments with respect to Excluded Assets, in either case relating to any proceeding before any Government relating to the period prior to the Closing and all rights to insurance proceeds or other insurance recoveries (i) that relate to, or are reimbursement for, Seller’s or Seller’s Affiliate’s expenditures made prior to the Closing Date for which insurance proceeds are available or due to Seller or Seller’s Affiliates or (ii) to the extent relating to Excluded Assets or Excluded Liabilities;

(h)          any asset of Seller that would constitute an Acquired Asset (if owned by Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date either (i) in the Ordinary Course of Business of Seller, (ii) at the direction of the Bankruptcy Court or (iii) as otherwise permitted by the terms of this Agreement;

(i)           all losses, loss carry forwards and rights to receive refunds, credits and loss carry forwards with respect to any and all Taxes of Seller incurred or accrued on or prior to the Closing Date, including interest receivable with respect thereto;

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(j)           any and all rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, pending or threatened (including all causes of action arising under sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws including fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off (collectively, “Claims”), of Seller or any Affiliate of Seller (i) in respect of the Excluded Assets or the Excluded Liabilities, (ii) in respect of the operation of the Business or the ownership of the Acquired Assets prior to the Closing Date, or (iii) arising out of or relating in any way to the Chapter 11 Case or any of the transactions contemplated thereby or entered into as a consequence thereof, including any claims (as defined in section 101(5) of the Bankruptcy Code) filed, scheduled or otherwise arising in the Chapter 11 Case;

(k)          all shares of capital stock or other equity interests of Seller and all Affiliates of Seller;

(l)           all rights of Seller arising under this Agreement and under any other agreement between Seller and Buyer entered into in connection with this Agreement;

(m)         all rights to or goodwill represented by or pertaining to all names, marks, trade names, trademarks and service marks incorporating the name Calpine or any other name set forth on Schedule 1.2(m) (the “Calpine Marks”) and any brand names or derivatives thereof no matter how used, whether as a corporate name, domain name or otherwise and including the corporate design logo associated with any Calpine Mark or variant of any Calpine Mark other than the Aries Energy Center;

(n)          all rights under any Contract, other than any Assigned Contract, that has been guaranteed by Calpine or an Affiliate of Calpine or to which Calpine is a party;

(o)	all Retained Books and Records;

(p)          all of Seller’s rights to recovery of collateral given to obtain letters of credit and rights to recover amounts drawn or paid on letters of credit;

(q)          all accounts receivable and other amounts due to Seller from any Affiliate of Seller and all rights and Claims of Seller against any Affiliate of Seller;

(r)           all Emissions Allowances utilized in operating the Power Plant prior to the Closing Date; and

(s)	any assets set forth on Schedule 1.2(s) of the Disclosure Schedules.

1.3.        Assumption of Liabilities. At the Closing, Buyer shall assume, and Buyer shall hereafter pay, perform and discharge when due, the following liabilities and obligations and no others (collectively, the “Assumed Liabilities”):

(a)          all liabilities and obligations of Seller under the Assigned Contracts and all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts;

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(b)	all liabilities and obligations of Seller under the Permits;

(c)          all liabilities and obligations of Seller to be assumed by Buyer pursuant to Article 9;

(d)          all liabilities and obligations of Seller for Transaction Taxes payable in connection with the transactions contemplated by this Agreement;

(e)          to the extent provided in Article 11, all liabilities and obligations for any real or personal Taxes relating to the Acquired Assets that may or may not yet be payable for periods after the Closing Date;

(f)           all liabilities and obligations of Seller, any of its Affiliates or any of their respective Related Persons arising under or relating to any environmental matter (including any liability or obligation arising under any Environmental Law) relating to the Acquired Assets; and

(g)          all liabilities and obligations relating to or arising from the operation of the Business or the ownership of the Acquired Assets after the Closing Date.

1.4.        Excluded Liabilities. Seller shall retain all liabilities and obligations that are not Assumed Liabilities (the “Excluded Liabilities”), including: (i) all liabilities and obligations with respect to accounts payable (other than those under Assigned Contracts) arising in connection with the Business or the Acquired Assets and in existence on the Closing Date (the “Accounts Payable”); (ii) liabilities directly and solely arising in connection with Excluded Assets and (iii) those listed on Schedule 1.4 of the Disclosure Schedules.

1.5.         Non-Assignment of Assigned Contracts. Anything contained herein to the contrary notwithstanding, (i) this Agreement shall not constitute an agreement to assign any Assigned Contract if, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a Consent, would constitute a breach thereof or in any way negatively affect the rights of Seller or Buyer, as the assignee of such Assigned Contract and (ii) no breach of this Agreement shall have occurred by virtue of such nonassignment. If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such Consent is required but not obtained, Seller shall, at Buyer’s sole cost and expense, cooperate with Buyer in any reasonable arrangement, including Buyer’s provision of credit support, designed to provide for Buyer the benefits and obligations of or under any such Assigned Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party; provided, that nothing in this Section 1.5 shall (x) require Seller to make any significant expenditure or incur any significant obligation on its own or on Buyer’s behalf or (y) prohibit Seller from ceasing operations or winding up its affairs following the Closing. Any assignment to Buyer of any Assigned Contract that shall, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, require the Consent of any third party for such assignment as aforesaid shall be made subject to such Consent being obtained.

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ARTICLE 2

CONSIDERATION

2.1.         Consideration. The aggregate consideration for the sale and transfer of the Acquired Assets shall be (a) $158,500,000 million in cash (the “Purchase Price”), which price is payable and deliverable at the Closing in accordance with Section 3.3 and (b) the assumption by Buyer of the Assumed Liabilities.

2.2.        Deposits. On the date hereof, Buyer, Seller, and the Escrow Agent have executed and delivered the Purchase Notice, and Buyer has deposited with the Escrow Agent $7,925,000 million (an amount equal to 5% of the Purchase Price (the “Initial Deposit”)). Upon the Bankruptcy Court’s entry of the Sale Order, Buyer shall deposit with the Escrow Agent an additional $7,925,000 million (an amount equal to 5% of the Purchase Price (the “Additional Deposit,” and together with the Initial Deposit, the “Deposits”). The Deposits shall be held and disbursed pursuant to the terms of the Master Escrow Agreement, the Purchase Notice, and this Agreement.

ARTICLE 3

CLOSING AND DELIVERIES

3.1.         Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York at 9:00 a.m. on the third Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article 12 hereof, or on such other date or at such other place and time as may be agreed to by the parties hereto (the “Closing Date”).

3.2.         Seller’s Deliveries. On the Closing Date, Seller shall deliver to Buyer the following items:

(a)          one or more bills of sale and assignment with respect to the Acquired Assets, duly executed by Seller and in a form reasonably acceptable to Buyer;

(b)          one or more assignment and assumption agreements, in the form of the Assumption Agreement attached as Exhibit A hereto, duly executed by Seller;

(c)	the Business Records;

(d)          special warranty deeds with respect to the Owned Real Property and Entitled Real Property, duly executed by Seller, and in recordable form, and assignments of the Real Estate Leases, each duly executed by Seller and in recordable form; and

(e)	an affidavit of non-foreign status that complies with section 1445 of the Code.
3.3.	Buyer’s Deliveries». On the Closing Date, in payment for the Acquired Assets:

(a)          the Escrow Agent shall pay to Seller the Deposits in accordance with the terms of the Master Escrow Agreement and the Purchase Notice, by wire transfer of immediately

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available funds to a bank account designated by Seller in writing to Buyer (the “Seller’s Account”);

(b)          Buyer shall pay to Seller the Purchase Price, reduced by the amount of the Deposits paid pursuant to Section 3.3(a), by wire transfer of immediately available funds to Seller’s Account; and

(c)          Buyer shall execute and deliver to Seller an instrument of assumption of liabilities with respect to the Assumed Liabilities in the form of the Assumption Agreement attached as Exhibit A hereto.

3.4.         CERTAIN CONTRACTS AND EASEMENTS. UPON THE CLOSING, THE PARTIES AGREE TO TERMINATE, OR TO CAUSE THE TERMINATION OF, (A) THAT CERTAIN EASEMENT FOR ROAD, DATED AUGUST 3, 1999, BETWEEN BUYER AND SELLER, AND (B) THAT CERTAIN GENERATOR BALANCING SERVICE AGREEMENT, DATED MARCH 26, 2004, BETWEEN BUYER AND CALPINE ENERGY SERVICES, L.P. BUYER AND SELLER HEREBY AGREE THAT ALL OBLIGATIONS OF AND CLAIMS AGAINST SELLER ARISING OR EXISTING UNDER THE SAME SHALL BE EXTINGUISHED AS OF THE TIME OF CLOSING.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, except in all cases as disclosed in the Disclosure Schedules, as the same may be amended or modified in accordance with Section 14.3 hereof:

4.1.         Corporate Organization. Seller is duly organized and validly existing under the Laws of the jurisdiction of its organization. Subject to any necessary authority from the Bankruptcy Court, Seller has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

4.2.        Authorization and Validity. Seller has all requisite limited liability company power and authority to enter into this Agreement and the Purchase Notice and, subject to the Bankruptcy Court’s entry of the Sale Order, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Purchase Notice and, subject to the entry of the Sale Order, the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action by the board of directors or managers and members of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement and the Purchase Notice have been duly executed by Seller and, subject to the Bankruptcy Court’s entry of the Sale Order, constitute its valid and binding obligation, enforceable against it in accordance with the terms herein and therein.

4.3.         No Conflict or Violation. The execution, delivery and subject to (a) the receipt of all Consents set forth on Schedule 4.4 of the Disclosure Schedules, (b) the Bankruptcy Court’s entry of the Sale Order and (c) the receipt of the Antitrust Approvals, the performance by Seller of this Agreement and the Purchase Notice does not and will not (i) violate or conflict with any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) (collectively, the “Organizational Documents”) of Seller, (ii) violate any provision of law,

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regulation, rule or other legal requirement of any Government (“Law”) or any order, judgment or decree of any court or Government (“Order”) applicable to Seller, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Assigned Contract, which violation, conflict, breach or default in any such case would reasonably be expected to have a Material Adverse Effect.

4.4.        Governmental Consents and Approvals. Schedule 4.4 of the Disclosure Schedules sets forth a true and complete list of each Consent and each declaration to or filing or registration with any Government or other Person that is required in connection with the execution and delivery of this Agreement and the Purchase Notice by Seller or the performance by Seller of its obligations hereunder or thereunder, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect.

4.5.         Compliance with Law. With respect to the conduct of the Business and the ownership and operation of the Acquired Assets, Seller is not in violation of any Law (other than Environmental Law, as to which the only representations and warranties made by Seller are those contained in Sections 4.8 and 4.9 hereof) except for violations that would not reasonably be expected to have a Material Adverse Effect. No investigation or review by any Government relating to the conduct of the Business or the ownership or operation of the Acquired Assets is, to the Knowledge of Seller, pending or threatened. Except as set forth on Schedule 4.5 of the Disclosure Schedules and as may result from the Chapter 11 Case, since January 1, 2005, Seller has not received written notice of any violation of any Law (other than with respect to Environmental Law, as to which the only representations and warranties made by Seller are those contained in Sections 4.8 and 4.9 hereof), nor is Seller in default with respect to any Order, applicable to the Business or any of its assets, properties or operation of the Power Plant, other than violations and defaults the consequences of which would not reasonably be expected to have a Material Adverse Effect.

4.6.        Litigation. As of the date of this Agreement and except as set forth on Schedules 4.6 or 4.9 of the Disclosure Schedules, there are no Claims, suits or proceedings pending or, to the Knowledge of Seller, threatened in writing, before any Government brought by or against Seller that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

4.7.	Material Contracts.

(a)          Schedule 4.7 of the Disclosure Schedules sets forth a complete and correct list of each of the Assigned Contracts that:

(i)	is a Real Estate Lease;

(ii)          by its terms requires the payment of over $500,000 for any 12-month period; or

(iii)        the consequences of a default under or termination of such Assigned Contract would reasonably be expected to have a Material Adverse Effect (such Assigned Contracts described in this Section 4.7(a), collectively, the “Material Contracts”).

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(b)          Other than as set forth on Schedule 4.7 of the Disclosure Schedules or in motions or other pleadings or similar items filed with the Bankruptcy Court, neither Seller nor, to Seller’s Knowledge, any other party to any of the Material Contracts has commenced any action against any of the parties to such Material Contracts or given or received any written notice of any material default or violation under any Material Contract that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assigned Contracts). To Seller’s Knowledge, each of the Material Contracts is, or will be at the Closing, valid, binding and in full force and effect against Seller, except as otherwise set forth on Schedule 4.7 of the Disclosure Schedules. Correct and complete copies of the Assigned Contracts have been made available to Buyer prior to the date hereof. Except as set forth on Schedule 4.7 of the Disclosure Schedules, on the date hereof there are no, and on the Closing Date there will be no cure amounts owed under any of the Assigned Contracts.

4.8.         Permits. Schedule 4.8(a) of the Disclosure Schedules sets forth a complete and correct list of all material Permits and all pending applications therefor obtained by Seller in connection with the Business. As of the date of this Agreement, except as set forth on Schedule 4.8(b) and as would not reasonably be expected to have a Material Adverse Effect, (i) each such Permit is valid and in full force and effect, and is not subject to any pending or, to Seller’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect, (ii) since January 1, 2005, Seller has not received written notice of any violation of any Permit and (iii) Seller is not in material default under any Permit.

4.9.        Environmental Matters. Except as set forth on Schedule 4.9 of the Disclosure Schedules:

(a)          Seller is in compliance with applicable Environmental Laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b)          Since January 1, 2005, Seller has not received a written complaint, Order, directive, Claim, request for information, citation or notice of violation from any Government or any other Person relating to actual or alleged noncompliance with or liability under any Environmental Law, with respect to any release, spill, leak, discharge or emission of any Hazardous Materials to the air, surface water, groundwater or soil of the Real Property, except where such matter would not reasonably be expected to have a Material Adverse Effect.

(c)          The representations and warranties contained in Section 4.8 and this Section 4.9 are the only representations and warranties made by Seller with respect to matters arising under Environmental Laws or relating to Hazardous Materials.

4.10.	Employee Benefits.

(a)          Set forth on Schedule 4.10 of the Disclosure Schedules is a list of all Employee Benefit Plans which Seller maintains or to which Seller contributes. Schedule 4.10 also sets forth the amount of any obligation of Seller for vacation pay.

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(b)          To Seller’s Knowledge, each Employee Benefit Plan has been maintained, funded and administered in accordance with the material terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

(c)          Each Employee Benefit Plan that is intended to be a tax-qualified plan under Section 401 (a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code.

(d)          Seller does not maintain or contribute to any Employee Benefit Plan that is subject to Title IV of ERISA (“Title IV Plan”), no such Title IV Plan has been completely or partially terminated, and no proceeding by the Pension Benefit Guaranty Corporation (“PBGC “) to terminate any Title IV Plan has been instituted or, to Seller’s Knowledge, threatened. Neither Seller nor its ERISA Affiliates have incurred any material liability to the PBGC (other than with respect to PBGC premium payments and minimum funding contributions under Section 302 of ERISA and Section 412 of the Code) or otherwise under Title IV of ERISA with respect to any Title IV Plan.

(e)          Neither Seller nor any of its ERISA Affiliates contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any Multiemployer Plan.

(f)           Except for any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 or comparable provision of state Law, Seller does not provide post-employment medical or life insurance benefits to any former employee and has no obligation to provide post-employment medical or life insurance benefits to any Business Employee.

(g)          None of the Business Employee’s employment is subject to a collective bargaining agreement.

(h)          Schedule 4.10 of the Disclosure Schedules lists the name, title and base salary of each Business Employee.

4.11.      Real Property. Schedules 1.1(a), 1.1(b), and 1.1(c) of the Disclosure Schedules sets forth a complete and correct list of the real property used by Buyer exclusively in the operation of the Business. Seller has made available to Buyer, to the extent within Seller’s possession or control, a copy of all certificates of occupancy for the Real Property and a copy of any variance granted with respect to the Real Property pursuant to applicable zoning Laws, all of which documents are true and complete copies thereof. Seller has disclosed to Buyer (in the electronic data room maintained by Seller in connection with the proposed sale of the Acquired Assets) material existing surveys or topographical maps for the Real Property, title policies, engineering reports and Environmental Reports in Seller’s possession or control.

4.12.      Regulatory Status. Seller has authorization from the FERC to sell power at market based rates and such authorization is in full force and effect, subject to proceedings of general applicability relating to sellers of power in the geographic location where the Power Plant is located.

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4.13.      Taxes. Except as otherwise provided in Article 11, there are no unpaid Taxes of Seller that will become a liability of Buyer.

4.14.      BALANCE SHEET INFORMATION. SCHEDULE 4.14 OF THE DISCLOSURE SCHEDULES SETS FORTH THE NET BOOK VALUES OF CERTAIN ACQUIRED ASSETS AS OF DECEMBER 31, 2005 (THE “SELECTED BALANCE SHEET INFORMATION”) AS SUCH VALUES ARE SET FORTH ON SELLER’S BOOKS. SELLER MAKES NO REPRESENTATIONS REGARDING HOW SUCH VALUES WERE PREPARED OR THEIR COMPLIANCE WITH ANY PARTICULAR ACCOUNTING STANDARDS.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, except in all cases as disclosed in the Disclosure Schedules.

5.1.         Corporate Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

5.2.        Authorization and Validity. Buyer has all requisite corporate power and authority to enter into this Agreement and to execute and deliver the Purchase Notice and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Purchase Notice and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement and the Purchase Notice have been duly executed by Buyer and constitute its valid and binding obligation, enforceable against it in accordance with the terms herein and therein.

5.3.         No Conflict or Violation. The execution, delivery, and, subject to (a) the receipt of all Consents set forth on Schedule 4.4 of the Disclosure Schedules, (b) the Bankruptcy Court’s entry of the Sale Order and (c) the receipt of the Antitrust Approvals, performance by Buyer of this Agreement and the Purchase Notice, and the operation of the Business by Buyer as it is constituted as of the Closing Date, do not and will not violate or conflict with any provision of the Organizational Documents of Buyer and do not and will not violate any provision of Law, or any Order applicable to Buyer, nor will they result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

5.4.         Consents, Approvals and Notifications. The execution, delivery and performance of this Agreement and the execution and delivery of the Purchase Notice and the operation of the Business by Buyer as it is constituted as of the Closing Date by Buyer do not require any Consent, or any filing with any Government or any other Person except: (a) as required under any Antitrust Law; (b) for entry of the Sale Order by the Bankruptcy Court; (c) for the Consents set forth in Schedule 5.4, and (d) for such Consents and filings, the failure to obtain or make

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would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

5.5.        Availability of Funds. Buyer has, and on the Closing Date will have, sufficient funds available to finance and consummate the transactions contemplated by this Agreement.

5.6.        Adequate Assurances Regarding Assigned Contracts. Buyer is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

5.7.        Licenses, Permits, etc. Subject to obtaining the Consents described in Section 5.4(a), (b), and (c) above, and except as provided in Schedule 5.7 of the Disclosure Schedules, Buyer has, or will have as of the Closing Date, all licenses, permits, franchises and authority, whether from a Government or otherwise, including Regulatory Approvals, and has provided any requisite notice to customers necessary to purchase the Acquired Assets and to assume the Assumed Liabilities and to operate the Business as it is constituted as of the Closing Date.

5.8.        Investigation by Buyer. Buyer has conducted its own independent review and analysis of the Acquired Assets and the Assumed Liabilities, of the value of such Acquired Assets, and of the business, operations, technology, assets, liabilities, financial condition and prospects of the Business, and Buyer acknowledges that Seller has provided Buyer with access to the personnel, properties, premises and records of the Business for this purpose. Buyer has conducted its own independent review of all Orders of, and all motions, pleadings, and other submissions to, the Bankruptcy Court in connection with the Chapter 11 Case. Buyer acknowledges that the price being paid under this Agreement for the Acquired Assets is the fair value for acquiring the Acquired Assets under the circumstances and that such value, rather than replacement cost, is the appropriate measure of damages if and to the extent Buyer may have had any recourse for any failure to deliver the Acquired Assets in accordance with the terms of this Agreement. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and the representations and warranties made by Seller in this Agreement, and Buyer acknowledges that (a) neither Seller nor any of its Related Persons or Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Related Persons or Affiliates, except as and only to the extent expressly set forth in Article 4 (which are subject to the limitations and restrictions contained in this Agreement), and (b) to the fullest extent permitted by Law, neither Seller nor any of its Related Persons or Affiliates shall have any liability or responsibility whatsoever to Buyer or its Related Persons or Affiliates on any basis (including in contract or tort, under securities Laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or its Related Persons (or any omissions therefrom), including in respect of the specific representations and warranties of Seller set forth in this Agreement, except, with regard to Seller, as and only to the extent expressly set forth in Article 4 (which are subject to the limitations and restrictions contained in this Agreement). Buyer has no actual knowledge of any condition, event or circumstance that constitutes a breach of any representation, warranty or covenant of Seller in this Agreement.

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ARTICLE 6

COVENANTS OF SELLER

Seller hereby covenants to Buyer as follows:

6.1.        Actions Before Closing. Seller shall use commercially reasonable efforts to perform and satisfy all conditions to either party’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Seller under this Agreement.

6.2.         Conduct of Business Before the Closing Date. Without the prior written consent of Buyer or the authorization of the Bankruptcy Court, after notice and a hearing, between the date hereof and the Closing Date, Seller shall not, except as required or expressly permitted pursuant to the terms hereof, (i) make any material change in the Acquired Assets, taken as a whole, (ii) enter into any agreement with respect to the Business or the Acquired Assets that would be required to be disclosed under Schedule 4.7 of the Disclosure Schedules, or (iii) enter into any material transaction other than an Alternative Transaction, in each case other than in the Ordinary Course of Business consistent with past practices. Without limitation of the foregoing, except as may be required by the Bankruptcy Court, from the date hereof until the Closing, Seller shall use commercially reasonable efforts to maintain the Power Plant and conduct the Business in substantially the same manner as conducted by Seller in the Ordinary Course of Business, taking into account business exigencies arising as a result of Seller’s financial condition and status as a filer under Chapter 11 of the Bankruptcy Code. Furthermore, Seller shall maintain at the Power Plant the spare parts located at, or in transit to, the Power Plant as of the date of this Agreement, subject to ordinary use for the operation of the Power Plant, and Seller shall not use at any other facility owned by Calpine or any of its Affiliates any of the spare parts located at the Power Plant. Without limiting the generality of the foregoing, prior to the Closing Seller shall not, and shall not permit any of its Affiliates to (x) sell, lease, or transfer any assets relating to or forming part of the Business or the Acquired Assets (except for the depletion of Inventory and spare parts in the Ordinary Course of Business), (y) amend in any material respect any Assigned Contract, or (z) fail to maintain in full force and effect insurance policies covering the Acquired Assets, in form and amount consistent with past practice. Seller agrees to notify Buyer promptly following any forced outage at the Power Plant, and to provide Buyer reasonable notice prior to any major maintenance or testing activities involving the Acquired Assets.

6.3.         Sale Order and Bidding Procedures Order. Seller shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of Orders in the form of Exhibit B hereto (the “Sale Order”) and Exhibit C hereto (the “Bidding Procedures Order”).

6.4.         Consents and Approvals. Seller shall use commercially reasonable efforts to obtain all Consents required to be obtained by Seller, and to provide notification to all Persons required to be notified by Seller, in connection with the execution, delivery and performance by them of this Agreement.

6.5.        Access to Properties and Records; Confidentiality. Seller shall afford to Buyer, and to the accountants, counsel and representatives of Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this

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Agreement pursuant to Article 13) to all books and records of Seller relating to the Business if (w) permitted under Law, (x) such books and records are not subject to confidentiality agreements, provided that Seller shall use its commercially reasonable efforts to obtain a waiver of any such confidentiality restrictions in order to permit such access, (y) disclosing such books and records would not adversely affect any attorney client, work product or like privilege and (z) such books and records do not relate to any confidential proprietary models or other information of Seller or any of its Affiliates pertaining to energy project evaluation, energy or natural gas price curves or projections or other economic or other predictive models. Upon reasonable prior notice, Seller shall also afford Buyer reasonable access to the Business, all operations of the Business, and to all Acquired Assets throughout the period prior to the Closing Date. Without limiting the generality of the foregoing, Seller agrees to allow representatives of Buyer to observe any major maintenance or testing activities involving the Acquired Assets. The rights of access contained in this Section 6.5 are granted subject to, and on, the following terms and conditions: (A) any such investigation shall not include physical testing or samplings, and shall be exercised in such a manner as not to interfere unreasonably with the operation of the Business; (B) during the period from the date hereof to the Closing Date, all information provided to Buyer or its agents or representatives by or on behalf of Seller or their agents or representatives (whether pursuant to this Section 6.5 or otherwise) shall be governed by and subject to the Confidentiality Agreement, dated as of March 22, 2006, by and among Buyer and Calpine (the “Confidentiality Agreement”); (C) such rights of access shall not affect or modify the conditions set forth in Article 12 in any way; and (D) all such rights of access shall be at Buyer’s sole cost, expense and risk; and Buyer shall indemnify Seller for any damages, suits, claims, proceedings, fines, judgments, costs or expenses (including attorneys’ fees and incidental, consequential or punitive damages (collectively, “Losses”)) that Seller or any third party may suffer as a result of Buyer’s exercise of its rights under this Section 6.5; and (E) Buyer shall comply with and adhere to all of Seller’s safety policies and procedures.

6.6.        Rejection of Assigned Contracts. Seller shall not reject any Assigned Contracts pursuant to the Chapter 11 Case without the prior written consent of Buyer.

6.7.         Further Assurances. Upon the request and at the sole expense of Buyer at any time after the Closing Date, Seller shall execute and deliver such documents as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement. With respect to any litigation and claims that are Assumed Liabilities, Seller shall render all reasonable assistance that Buyer may request in defending such litigation or claim and shall make available to Buyer, on reasonable terms, personnel of Seller and its Affiliates most knowledgeable about the matter in question. If after the Closing Seller (or any Affiliate or creditor of Seller) shall receive any payment or revenue that belongs to Buyer pursuant to this Agreement, Seller shall promptly remit or caused to be remitted the same to Buyer, without set-off or deduction of any kind or nature.

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ARTICLE 7

COVENANTS OF BUYER

Buyer hereby covenants to Seller as follows:

7.1.        Actions Before Closing Date. Buyer shall use commercially reasonable efforts to perform and satisfy all conditions to Seller’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Buyer under this Agreement.

7.2.         Consents, Approvals and Notifications. Buyer shall use commercially reasonable efforts to obtain all Consents required to be obtained by Buyer and to provide notifications to all Persons required to be notified by Buyer to effect the transactions contemplated by this Agreement. Buyer shall promptly take all actions as are reasonably requested by Seller to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s employees and representatives available to testify before the Bankruptcy Court.

7.3.        Adequate Assurances Regarding Assigned Contracts. With respect to each Assigned Contract, to the extent requested by the Bankruptcy Court, Seller or the counterparty to such Contract, Buyer shall provide the Bankruptcy Court, Seller or such counterparty, as the case may be, adequate assurance of the future performance of such Assigned Contract by Buyer.

7.4.         Cure of Defaults. Buyer shall, on or prior to the Closing, cure any and all defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code, so that such Contracts may be assumed by Seller and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code. Buyer may, at its option, amend Schedule 1.1(f) for the sole purpose of identifying that certain Maintenance Contract, dated June 30, 2000, between Seller and Siemens Westinghouse Power Corporation (the “Siemens Agreement”) as an Assigned Contract; provided that (a) Buyer satisfies its cure obligations as required by this Section 7.4 and (b) Buyer acknowledges that Seller makes no representations or warranties regarding the Siemens Agreement, including but not limited to pursuant to Section 4.7 herein.

7.5.	Support Obligations.

(a)          Buyer recognizes that Seller has provided credit support with respect to the Acquired Assets pursuant to certain credit support obligations set forth on Schedule 7.5(a) (collectively, the “Support Obligations”). Prior to the Closing, Buyer shall effect the full and unconditional release of Seller from all Support Obligations by:

(i)           furnishing letters of credit containing terms and conditions that are substantially identical to the terms and conditions of existing letters of credit and from lending institutions that are either investment grade institutions or have a credit rating commensurate with or better than that of lending institutions for existing letters of credit;

(ii)          instituting escrow arrangements with terms equal to or more favorable to the counterparty than the terms of existing escrow arrangements;

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(iii)         posting surety or performance bonds issued by an investment grade institution having a credit rating at least equal to those of the issuer of existing surety or performance bonds, and which replacement surety or performance bond contains terms and conditions that are substantially identical to the terms and conditions of existing surety or performance bonds; and

(iv)	providing substitute guaranties.

(b)          Buyer and Seller shall use commercially reasonable efforts to cause the beneficiary or beneficiaries of the Support Obligations to terminate and redeliver to Seller, prior to the Closing, each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations as well as to redeliver to Seller any cash collateral in respect of the Support Obligations and, as to any Support Obligations terminated after the Closing, promptly to redeliver such originals or cash to Seller, and in each case, to take such other actions as may be required to terminate such Support Obligations.

(c)          If Buyer is not successful in obtaining the complete and unconditional release of Seller from the Support Obligations prior to the Closing and Seller waives the closing conditions set forth in Section 12.2(e), then Buyer shall indemnify, defend and hold harmless Seller from and against any and all costs, expenses, reimbursements or performance incurred by Seller in connection with the Support Obligations. Buyer shall, for so long as any Support Obligation remains outstanding, not effect any amendments or modifications or any other changes to the agreements, guaranties or letters of credit to which any of such Support Obligations relate, or otherwise take any action that would effect any change to such agreements, guaranties or letters of credit, in each case, without Seller’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned. Notwithstanding anything in this Agreement to the contrary, prior to Closing, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 7.5; provided, that (i) Buyer shall give Seller prior notice before making any such contact, (ii) Seller shall have the right to have one of its representatives present on the telephone line or in person, as applicable, during any such contact or discussion, (iii) Buyer shall only contact and hold discussions with such beneficiaries through representatives of Buyer previously approved by Seller and (iv) Buyer shall cause such representatives to comply with all procedures and protocols regarding such contacts and discussions that may be established by Seller.

(d)          Prior to the Release Date, Buyer agrees not to assign, sell, transfer or convey all or any substantial portion of the Acquired Assets in a single transaction or series of related transactions, in each case without the assignment to the transferee of the rights of Buyer under this Agreement and the assumption in writing by the transferee (which assumption shall be enforceable by Seller) of the obligations of Buyer under this Agreement (including the obligations of Buyer pursuant to Section 7.5(c)); provided that, for the avoidance of doubt, the sale of equity interests of Buyer (whether accomplished by merger or otherwise) shall not be deemed a sale, transfer, conveyance or assignment for purposes of this Section 7.5. Any assignment, sale, transfer or conveyance in contravention of the preceding sentence shall be null and void ab initio. Buyer agrees to provide Seller with a copy of such assignment and assumption agreement prior to execution and prior to the assignment, sale, transfer or conveyance and a copy of the executed assignment and assumption agreement, which shall be in

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the same form with such changes as Seller may reasonably request. Upon such an assignment, sale, transfer or conveyance pursuant to which the transferee assumes all of Buyer’s rights and obligations under this Agreement, Buyer shall have no further rights or obligations under this Agreement (except for obligations relating to breaches by Buyer occurring prior to the date of the assignment, sale, transfer or conveyance). The “Release Date” shall be the date on which Seller has been fully and unconditionally released in respect of all Support Obligations.

7.6.        Availability of Business Records. After the Closing Date, Buyer shall provide to Seller and Related Persons (after reasonable notice and during normal business hours and without charge to Seller) access to all Business Records for periods prior to the Closing and shall preserve such Business Records until the later of (a) six (6) years after the Closing Date or (b) the required retention period for all government contact information, records or documents. Such access shall include reasonable access to any computerized information systems that contain data regarding the Acquired Assets. Buyer acknowledges that Seller has the right to retain originals or copies of Business Records for periods prior to the Closing. With respect to any litigation and claims that are Excluded Liabilities, Buyer shall render all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller, on reasonable terms, Buyer’s personnel most knowledgeable about the matter in question. If after the Closing Buyer (or any Affiliate or creditor of Buyer) shall receive any payment or revenue that belongs to Seller pursuant to this Agreement, Buyer shall promptly remit or caused to be remitted the same to Seller, without set-off or deduction of any kind or nature.

7.7.         Calpine Marks. The Calpine Marks may appear on some of the Acquired Assets, including on signage. Buyer acknowledges and agrees that it does not have and, upon consummation of the transactions contemplated by this Agreement, will not have, any right, title, interest, license or other right to use the Calpine Marks. Buyer will promptly after the Closing Date use its commercially reasonable efforts to remove the Calpine Marks from, or cover or conceal the Calpine Marks on, the Acquired Assets, or otherwise refrain from the use and display of the Acquired Assets on which the Calpine Marks are affixed.

7.8.         Notices. Buyer shall provide Seller with prompt written notice of Buyer’s actual knowledge of (i) any breach of any representation or warranty by Seller or (ii) any other material failure by Seller to comply with the obligations of this Agreement.

7.9.         Casualty Loss. Notwithstanding any provision hereof to the contrary, if, before the Closing Date, all or any portion of the Acquired Assets is (a) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated, or (b) materially damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact, and (i) in the case of condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Buyer at the Closing and (ii) in the case of a fire or other casualty, Seller shall either restore such damage or assign the insurance proceeds therefrom to Buyer at Closing. Notwithstanding the foregoing, if such condemnation, taking, damage or destruction has or would reasonably be expected to result in a Material Adverse Effect, either Seller or Buyer may terminate this Agreement.

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ARTICLE 8

BANKRUPTCY PROCEDURES

8.1.        Bankruptcy Actions. Seller shall use its commercially reasonable efforts to obtain the entry of the Bidding Procedures Order and the Sale Order on the Bankruptcy Court’s docket, and to that end Seller shall file with the Bankruptcy Court motions seeking entry of the Bidding Procedures Order and the Sale Order as soon as reasonably practicable after the date hereof (and in any event not later than 10 Business Days after the date hereof). Seller shall file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the Bidding Procedures Order and the Sale Order, shall serve all parties entitled to notice of such pleadings under applicable provisions of the Bankruptcy Code and Rules, including all parties to the Assigned Contracts and all Governmental Authorities having or asserting jurisdiction over Seller or the Acquired Assets and shall diligently pursue the obtaining of such orders. Buyer covenants and agrees that it shall cooperate with Seller in connection with furnishing information or documents to Seller to satisfy the requirements of adequate assurance of future performance under section 365(f)(2)(B) of the Bankruptcy Code.

8.2.        Bidding Procedures. The bidding procedures (the “Bidding Procedures”) to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Buyer acknowledges that the Bidding Procedures may be supplemented by other customary procedures not inconsistent with the matters otherwise set forth herein and the terms of this Agreement. Seller will use its commercially reasonable efforts to schedule a sale hearing before the Bankruptcy Court to approve the sale of the Acquired Assets and related transactions contemplated hereby to be held no later than 60 days after the date on which the Bidding Procedures Order is entered.

ARTICLE 9

EMPLOYEE AND BENEFITS MATTERS

This Article 9 sets forth Buyer’s and Seller’s acknowledgements, covenants and undertakings with respect to certain matters related to employees of the Business.

9.1.         Notification of Intent to Employ. Buyer shall notify Seller at least thirty (30) days prior to the Closing Date to whom it intends to offer employment among those employees who are employed primarily in or with respect to the Business as of the Closing Date (the “Business Employees”) If Buyer timely notifies Seller pursuant to this Section 9.1 that it does not intend to offer employment to any of the Business Employees, neither Buyer nor Seller shall have any further obligations under this Article 9 with respect to the Business Employees.

9.2.        Employment Offers. No later than twenty (20) days prior to the Closing Date, Buyer shall make offers of employment to all Business Employees identified pursuant to Section 9.1. All offers of employment made by Buyer pursuant to this Section 9.2 will be made in accordance with applicable Laws and will be conditioned only on the occurrence of the Closing. Nothing herein shall prevent Seller or its Affiliates from offering employment to any Business Employees prior to the date Buyer provides notice to Seller of Buyer’s intent to offer employment to such Business Employee.

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9.3.        Transferred Employees. Those employees who are offered employment, accept such offers of employment, and become employees of Buyer are referred to herein as the “Transferred Employees”. Buyer agrees to provide the Transferred Employees and their covered dependents with welfare and retirement benefits that are available to similarly situated employees of Buyer.

9.4.        Transfer of Assets and Liabilities from Employee Benefit Plans. As soon as reasonably practicable following the Closing, Buyer or one of its Affiliates shall cause the trustee of a tax-qualified defined contribution pension plan pursuant to Sections 401(a) and 401(k) of the Code (“Buyer Savings Plan”) to accept direct rollovers of the account balances, including loans, of the Transferred Employees under the Calpine Corporation Retirement Savings Plan (“Seller Savings Plan”). Such direct rollovers shall satisfy the requirements of Section 401(a)(31) of the Code.

9.5.         WARN Act Obligations. Seller agrees to timely perform and discharge all requirements under the WARN Act to the extent applicable and under applicable state and local Laws for the notification of employees arising from the sale of the Acquired Assets to Buyer. After the Closing Date, Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local Laws for the notification of its employees with respect to the Acquired Assets and the Business. The parties hereto shall provide one another with all assistance reasonably requested by each party to ensure that the parties can comply with their respective notification requirements of the WARN Act, including assistance with the provision of such notices to employees prior to Closing. Buyer agrees to give job offers to sufficient numbers of Business Employees on sufficient terms and conditions so as not to give rise to any obligations of Seller under the WARN Act.

9.6.        Buyer Benefit Plans. To the extent permitted under Buyer’s welfare benefit plans, Buyer shall (i) waive pre-existing condition requirements (except with respect to any pre-existing condition for which coverage was denied under any welfare benefit plan of Seller), evidence of insurability provisions, waiting period requirements or any similar provisions under any welfare benefit plans maintained by Buyer for Transferred Employees after the Closing Date, and (ii) apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid (or accrued) by each Transferred Employee under Seller’s welfare benefit plans during the applicable plan year in which the Closing Date occurs. Buyer shall recognize for purposes of eligibility and vesting (but not for purposes of benefit accrual) under its policies and employee benefit plans, including pension or retirement plans, the service of any Transferred Employee with Seller or any of its Affiliates prior to the Closing Date.

9.7.         Welfare Benefits Claims. Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) (other than disability benefits as described below) that are incurred before the Closing Date shall be the sole responsibility of Seller and Seller’s welfare benefit plans. Claims of Transferred Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Closing Date shall be the sole responsibility of Buyer and Buyer’s welfare benefit plans. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided,

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and not when the condition arose or when the course of treatment began. Claims of individuals receiving long-term disability benefits under a disability plan of Seller as of the Closing Date or whose disability occurred prior to the Closing Date shall be the sole responsibility of Seller and such plan. Claims of Transferred Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits for any disability occurring on or after the Closing Date shall be the sole responsibility of Buyer.

9.8.         COBRA Obligations. Buyer shall be responsible for satisfying all COBRA obligations to provide continuation coverage to or with respect to any Transferred Employees and their covered dependents in accordance with law with respect to any “qualifying event” which occurs in connection with the sale.

9.9.        Assumption of Liabilities. Buyer shall assume all liabilities and obligations to any Transferred Employees for wages, including, those accrued for holiday and vacation pay, sick pay and payroll-related Taxes. Within 15 days following the Closing, Buyer shall pay each Transferred Employee in cash at their current rate of pay for each vacation hour such Transferred Employee has accrued in excess of 80 hours, and shall allow each Transferred Employee to retain 80 or fewer vacation hours accrued with the right to carry over any remaining vacation hours up to 80 for the year following the Closing.

9.10.      Flexible Benefit Plan. As soon as administratively practicable after the Closing, (a) Buyer shall accept a transfer of account balances from the Calpine Flexible Benefit Plan for Transferred Employees with balances remaining under such plan as of the Closing, and (b) Seller will transfer to Buyer an amount of cash equal to the aggregate unused account balances of the Transferred Employees on the Closing Date. Buyer’s flexible benefit plan will reimburse Transferred Employees for all eligible claims incurred in the year in which the Closing occurs, to the extent not reimbursed by Seller prior to the Closing.

9.11.      Termination of Business Employees. Seller agrees not to terminate any Business Employee prior to the Closing Date except in the Ordinary Course of Business.

ARTICLE 10

REGULATORY MATTERS

Buyer hereby covenants to Seller, and Seller hereby covenants to Buyer, as follows:

10.1.      Regulatory Filings. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to (a) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement, which shall include each party’s reasonable best efforts to obtain any consents required pursuant to Section 203 of the FPA, including the filing of a Section 203 application with FERC within fourteen (14) days after the date hereof; (b) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) Business Days after the date hereof; (c) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act and (d) cause the expiration or

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termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable.

10.2.      Cooperation; Confidentiality Agreement. In connection with the efforts referenced in Section 10.1 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the FPA, the HSR Act, any other Antitrust Law, or any state law, each of the parties shall use reasonable best efforts to (a) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Government and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (c) permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with any Government, including in connection with any proceeding by a private party. The foregoing obligations in this Section 10.2 shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, and each of the parties hereto shall coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under Antitrust Law. The parties will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents. “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. “Antitrust Approval” means any approval or consent of any Government required under any applicable Antitrust Law or the expiration or termination of any applicable waiting period under any applicable Antitrust Law.

10.3.      Objections or Other Challenges. If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Government or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if any filing pursuant to Section 10.1 is reasonably likely to be rejected or conditioned by any Government, each of the parties shall use reasonable best efforts to resolve such objections or challenge as such Government or private party may have to such transactions, including to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall promptly take and diligently pursue any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Government with jurisdiction over the enforcement of any applicable Law, including any Antitrust Law, the FPA and applicable state Law, regarding the legality of Buyer’s acquisition of the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities: (a) entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to Orders, or, pursuant to any such agreement or Order or otherwise, selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets (including, after the Closing, any of the Acquired Assets), or

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operations (including, after the Closing, the Business or any portion thereof), of Buyer or any of its Affiliates; (b) using its reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any Law, including any Antitrust Law, the FPA or applicable state Law, by any Government or any other Person of any permanent, temporary or preliminary injunction or other Order that would make consummation of the acquisition of the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation; (c) taking promptly and diligently pursuing, in the event that an injunction or Order has been issued as referred to in Section 10.3(b), any and all steps, including the appeal thereof, the posting of a bond and/or the steps contemplated by Section 10.3(b), necessary to vacate, modify or suspend such injunction or Order so as to permit such consummation as promptly as possible and (d) promptly take and diligently pursue all other actions and do all other things necessary and proper to avoid or eliminate each and every impediment under any Law, including any Antitrust Law and the FPA, that may be asserted by any Government or any other Person to the consummation of the acquisition of the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities by Buyer in accordance with the terms of this Agreement.

ARTICLE 11

TAXES

11.1.      Taxes Related to Purchase of Assets. All state and local sales, use, gross receipts, transfer, gains, excise value-added or other similar Taxes (but, for the avoidance of doubt, not any Taxes based on or measured by income) in connection with the transfer of the Acquired Assets and the assumption of the Assumed Liabilities, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets and that are not exempt under section 1146(c) of the Bankruptcy Code (collectively, “Transaction Taxes”), shall be paid by Buyer on or prior to their due date.

11.2.      Proration of Real and Personal Property Taxes. All real and personal property taxes and assessments on the Acquired Assets, and all payments in lieu of such taxes and assessments, for any taxable period commencing prior to the day immediately preceding the Closing Date (the “Adjustment Date”) and ending after the Adjustment Date (a “Straddle Period”) shall be prorated between Buyer and Seller as of the close of business on the Adjustment Date based on the best information then available, with (a) Seller being liable for such Taxes attributable to any portion of a Straddle Period ending on the Adjustment Date and (b) Buyer being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Adjustment Date. Information available after the Adjustment Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Buyer and Seller as set forth in the next sentence. All such prorations shall be allocated so that items relating to the portion of a Straddle Period ending on the Adjustment Date shall be allocated to Seller based upon the number of days in the Straddle Period on or prior to the Adjustment Date and items related to the portion of a Straddle Period beginning after the Adjustment Date shall be allocated to Buyer based upon the number of days in the Straddle Period after the Adjustment Date; provided, however, that the parties shall allocate any real property Tax in accordance with Section 164(d) of the Code. The amount of all such prorations that must be paid in order to convey the Acquired Assets to Buyer free and clear

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of all Liens other than Permitted Liens shall be calculated and paid on the Closing Date; all other prorations shall be calculated and paid as soon as practicable thereafter.

11.3.      Cooperation on Tax Matters. Seller and Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

11.4.      Retention of Tax Records. For a period of seven years following the Closing Date, Buyer shall retain possession of all accounting, business, financial and Tax records and information that (a) relate to the Acquired Assets and are in existence on the Closing Date and (b) come into existence after the Closing Date but relate to the Acquired Assets before the Closing Date, and Buyer shall give Seller notice and a reasonable opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them during such period. In addition, from and after the Closing Date, Buyer shall provide to Seller and their Related Persons (after reasonable notice and during normal business hours and without charge to Seller) access to the books, records, documents and other information relating to the Acquired Assets as Seller may reasonably deem necessary to (i) properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (ii) administer or complete any cases under chapter 11 of the Bankruptcy Code of or including Seller. Such access shall include access to any computerized information systems that contain data regarding the Acquired Assets.

11.5.      Allocation of Purchase Price and Purchase Price Allocation Forms. The Purchase Price, the Assumed Liabilities and other relevant items shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code. Seller shall prepare and deliver to Buyer an allocation schedule setting forth Seller’s determination of the allocation (the “Allocation Schedule”) within 60 days after the date hereof, which Allocation Schedule shall be subject to the reasonable approval of Buyer. The Allocation Schedule shall identify the transferor and transferee thereof, and shall be prepared in accordance with Treas. Reg. Section 1.1060-1 (or any comparable provision of state or local tax Law) or any successor provision. The parties agree that they will report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including in filings on IRS Form 8594) in a manner consistent with such allocation and that they will not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable Law. Seller and Buyer shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation. Notwithstanding any other provision of this Agreement, this Section 11.5 shall survive any termination or expiration of this Agreement.

11.6.      Unbilled Transactional Taxes. If a Tax assessment is levied upon any party by an authorized tax jurisdiction for unbilled transactional Taxes that are the obligation of the other

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party under this Agreement, then the non-assessed party shall reimburse the assessed party for those taxes including any interest and penalty.

ARTICLE 12

CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

12.1.      Conditions Precedent to Performance by Seller and Buyer. The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (other than the condition contained in Section 12.1(a), the satisfaction of which cannot be waived), on or prior to the Closing Date, of the following conditions:

(a)          Sale Order. The Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

(b)          Antitrust and Regulatory Approvals. The applicable waiting periods for the transactions contemplated under this Agreement under the HSR Act, and any other Antitrust Law shall have expired or terminated, the Regulatory Approvals on Schedule 12.1(b) shall have been obtained (and no Order staying or reversing any such Regulatory Approval shall be in effect on the Closing Date), and requisite notice shall have been provided by Buyer to relevant Government authorities.

(c)          No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement, the Master Escrow Agreement, or the Purchase Notice invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect.

(d)          Material Permits. Buyer shall have procured, by assignment from Seller or otherwise, the Permits set forth on Schedule 12.1(d).

12.2.      Conditions Precedent to Performance by Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

(a)   Representations and Warranties of Buyer. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date (or, if made as of a specific date, at and as of such date), and Seller shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Buyer to that effect. For purposes of this condition, all materiality or “Material Adverse Effect” qualifications otherwise applicable to any and all representations and warranties made by Buyer in this Agreement shall be disregarded.

(b)          Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in

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accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement), and Seller shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Buyer to that effect.

(c)          Cure of Defaults. Buyer shall, on or prior to the Closing, have cured any and all defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code and have provided all assurances of future performance required to be provided by Buyer hereunder, so that the Assigned Contracts may be assumed by Seller and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code.

(d)          Buyer’s Deliveries. Buyer shall have delivered, and Seller shall have received, all of the items set forth in Section 3.3 of this Agreement.

(e)          The Support Obligations have been terminated and released in accordance with Section 7.5(b).

12.3.      Conditions Precedent to the Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a)          Representations and Warranties of Seller. The representations and warranties made by Seller in this Agreement shall be true and correct as of the Closing Date, in each case as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for any failure or failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, cause, constitute, or represent a Material Adverse Effect, provided, however, that representations and warranties made by Seller and qualified as to a Material Adverse Effect shall be true and correct as of the Closing Date, and Buyer shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Seller to that effect.

(b)          Performance of the Obligations of Seller. Seller shall have performed in all respects all obligations required under this Agreement to be performed by them on or before the Closing Date, except to the extent such failures to perform do not, individually or in the aggregate, constitute a Material Adverse Effect, and Buyer shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Seller to that effect.

(c)          Seller’s Deliveries. Seller shall have delivered, and Buyer shall have received, all of the items set forth in Section 3.2 of this Agreement.

(d)          Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

(e)          Zoning. The City of Pleasant Hill, Missouri, shall have zoned the Real Property within its limits for uses that include the operation of the Power Plant.

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ARTICLE 13

TERMINATION AND EFFECT OF TERMINATION

13.1.      Right of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated only as provided in this Article 13. In the case of any such termination, the terminating party shall give notice to the other party specifying the provision pursuant to which the Agreement is being terminated.

13.2.	Termination Without Default.
(a)	This Agreement may be terminated at any time before Closing:
(i)	by mutual written consent of Seller and Buyer;

(ii)          by Buyer, effective December 28, 2006 (the “Interim Termination Date”), if the Closing shall not have occurred on or before the Interim Termination Date and Buyer has provided notice of intent to terminate no later than the Interim Termination Date, or on any date that is more than 365 days after the date hereof (the “Termination Date”) if Buyer does not terminate this Agreement by the Interim Termination Date and any condition contained in Section 12.1 or Section 12.3(d) has not been satisfied or waived as of such time; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 13.2(a)(ii) if Buyer’s failure to fulfill any of its obligations under this Agreement is the reason that the Closing has not occurred on or before said date;

(iii)         by Seller, on any date that is after the Termination Date, if any condition contained in Section 12.1 has not been satisfied or waived as of such time; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 13.2(a)(iii) if Seller’s failure to fulfill any of their obligations under this Agreement is the reason that the Closing has not occurred on or before said date;

(iv)         by either Buyer or Seller, immediately upon an Order becoming final and non-appealable that declares this Agreement, the Master Escrow Agreement, or the Purchase Notice invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or thereby (a “Termination Order”); provided, however, that neither Seller nor Buyer shall have the right to terminate this Agreement pursuant to this Section 13.2(a)(iv) if such party or any of its Affiliates has sought entry of, or has failed to use all commercially reasonable efforts to oppose entry of, such Termination Order; or

(v)          by Buyer if a Sale Order has not been entered and become a Final Order within 120 days of the entry of the Bidding Procedures Order.

(b)          If this Agreement is terminated pursuant to Section 13.2(a), (i) the Deposits, together with any interest accrued thereon less fees and expenses of the Escrow Agent, shall be returned to Buyer, (ii) this Agreement shall become null and void and have no effect (other than this Article 13, Article 14 and Article 15, which shall survive termination; provided, however, that Seller’s obligation to pay the Break-Up Fee pursuant to Section 13.5(c) shall not survive

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such termination) and (iii) none of Seller, Buyer or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement.

13.3.	Effect of Failure of Seller’s Conditions to Closing.

(a)          Seller may terminate this Agreement at any time after the Termination Date and before Closing if any condition contained in Section 12.2(a), Section 12.2(b) Section 12.2(c), or Section 12.2(d) has not been satisfied or waived by Seller as of such time, except for those obligations to be performed at Closing, which are not capable of satisfaction until Closing; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 13.3 if Seller’s failure to fulfill any of its obligations under this Agreement has been the reason that the Closing has not been consummated on or before such date.

(b)          If this Agreement is terminated pursuant to this Section 13.3, Buyer acknowledges that a monetary remedy may be inadequate or impracticable and that Seller may have been caused irreparable harm and, if Seller so determines, Seller shall have the right, subject to the waiver by Seller or satisfaction of the conditions contained in Section 12.1, to obtain an Order requiring Buyer to specifically perform all of its obligations under this Agreement.

(c)          If Seller determines that a monetary remedy is adequate and practicable, Seller may terminate this Agreement, retain the Deposits, together with any interest accrued thereon and pursue any other remedies available to Seller at Law; provided that such monetary remedy in excess of the Deposits shall be limited to actual damages and shall not include damages that are special, consequential or punitive.

13.4.      Effect of Failure of Buyer’s Conditions to Closing. Buyer may terminate this Agreement at any time after the Termination Date and before Closing if any condition contained in Section 12.3(a), Section 12.3(b), or Section 12.3(c) has not been satisfied or waived as of such time, except for those obligations to be performed at Closing, which are not capable of satisfaction until Closing; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 13.4 if Buyer’s failure to fulfill any of its obligations under this Agreement has been the reason that the Closing has not been consummated on or before said date. If this Agreement is terminated pursuant to this Section 13.4: (i) the Deposits, together with any interest accrued thereon less any fees and expenses of the Escrow Agent, shall be returned to Buyer, (ii) this Agreement shall become null and void and have no effect (other than this Article 13, Article 14 and Article 15, which shall survive termination) and (iv) except as provided in this Section 13.4, none of Seller, Buyer or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement.

13.5.	Termination on Alternative Transaction.

(a)          Subject to the terms of the Bidding Procedures Order, this Agreement may be terminated at any time before Closing by either Buyer or Seller, upon Seller’s entering into any Alternative Transaction. (b)   If this Agreement is terminated pursuant to Section 13.5(a): (i) the Deposits, together with any interest accrued thereon less any fees and expenses of the Escrow Agent, shall be returned to Buyer, (ii) Seller shall pay Buyer the Break-Up Fee in accordance

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with Section 13.5(c), (iii) this Agreement shall become null and void and of no effect (except for this Article 13, Article 14 and Article 15, which shall survive termination), and (iv) except as provided in this Section 13.5(b) and 13.5(c), none of Buyer, Seller or their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement.

(c)	Break-Up Fee

(i)           If this Agreement is terminated pursuant to Section 13.5(a) Seller shall pay to Buyer, by wire transfer of immediately available funds to a bank account designated by Buyer in writing to Seller, a cash fee equal to 2% of the Purchase Price (the “Break-Up Fee”), such fee to be paid upon the closing of the Alternative Transaction.

(ii)          Seller’s obligation to pay the Break-Up Fee pursuant to this Section 13.5(c) shall survive termination of this Agreement and shall constitute an administrative expense of Seller under sections 503(b) and 507(a)(2) of the Bankruptcy Code without further Order of the Bankruptcy Court.

(iii)        The Break-Up Fee, payable under the circumstances provided in Section 13.5(c)(i) shall be the exclusive remedy of Buyer and its Affiliates for any termination of this Agreement pursuant to Section 13.5. In no event shall Seller or any of its respective Affiliates or Related Persons have any liability with respect to Buyer or any other Person hereunder in excess of the applicable Break-Up Fee in the event that this Agreement terminates for any reason permitted by Section 13.5, and any claim, right or cause of action by Buyer or any other Person against Seller or their respective Affiliates or Related Persons in excess of the applicable Break-Up Fee is hereby fully waived, released and forever discharged. In no event shall Seller or their respective Affiliates have any liability to Buyer or any other Person for any special, consequential or punitive damages, and any such claim, right or cause of action for any damages that are special, consequential or punitive or for specific performance of this Agreement is hereby fully waived, released and forever discharged.

ARTICLE 14

MISCELLANEOUS

14.1.      Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

14.2.      Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code; provided that, the validity and enforceability of all conveyance documents or instruments executed and delivered pursuant to this Agreement insofar as they affect title to real property shall be governed by and construed in accordance with the Laws of the jurisdiction in which such property is located. For so long as Seller is subject to

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the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought in the courts of the State of New York sitting in Manhattan or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties consents to the non-exclusive jurisdiction of those courts. Each of the Parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.

14.3.      Disclosure Schedule Supplements. From time to time prior to the Closing, Seller shall supplement or amend the Schedules to this Agreement identified in Article 4 (other than Schedules 1.1(a), 1.1(b), and 1.1(c), which may not be supplemented or amended) with respect to any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules. Such Schedules (and no others) shall be deemed amended by all such supplements and amendments except for purposes of determining whether the conditions set forth in Section 12.3(a) of the Agreement have been satisfied.

14.4.      Transition Services. Buyer and Seller agree to negotiate in good faith regarding transition services agreement (the “Transition Services Agreement”) whereby Seller shall provide to Buyer, to the extent necessary, various services pursuant to mutually acceptable and reasonable terms and conditions.

14.5.      Warranties Exclusive. The representations and warranties contained herein are the only representations or warranties given by Seller and all other express or implied warranties are disclaimed. Without limiting the foregoing, but subject to the terms of this Agreement, Buyer acknowledges that the Acquired Assets are conveyed “AS IS,’’ “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability, usage or suitability or fitness for a particular purpose are disclaimed. Without limiting the foregoing, Buyer further acknowledges that, other than this Agreement, no material or information provided by or communications made by Seller or its agents will create any representation or warranty of any kind, whether express or implied, with respect to the Acquired Assets and the title thereto, the operation of the Acquired Assets, or the prospects (financial and otherwise), risks and other incidents of the Business, including without limitation the actual or rated generating capability of the Power Plant or the ability of Buyer to generate or sell electrical energy.

14.6.	Survival of Representations and Warranties.

None of the representations or warranties of Seller set forth in this Agreement or in any certificate delivered pursuant to Section 12.3(a) or Section 12.3(b) shall survive the Closing.

14.7.	No Recourse Against Third Parties.

Buyer agrees for itself and for all of its officers, directors, shareholders, Affiliates, attorneys, agents and any other parties making any claim by, through or under the rights of such

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persons (collectively, the “Buyer Group”) that no member of Buyer Group shall have any rights against any officer, director, shareholder, Affiliate (including Calpine), attorney or agent of Seller (each, individually, a “Non-Recourse Person”) for any Losses that any member of Buyer Group may suffer in connection with this Agreement. If any member of Buyer Group makes a claim against any person or entity that is not a Non-Recourse Person (a “Third Person”) that in any way gives rise to a claim by such Third Person against any Non-Recourse Person asserting that such Non-Recourse Person is or may be liable to such Third Person with respect to any Losses arising in connection with this Agreement (whether by way of indemnification, contribution, or otherwise on any theory whatever) (a “Claim Over”), such member of Buyer Group shall reduce or credit against any judgment or settlement such member of Buyer Group may obtain against such Third Person the full amount of any judgment or settlement such Third Person may obtain against the Non-Recourse Person on such Claim Over, and shall, as part of any settlement with such Third Person, obtain from such Third Person for the benefit of such Non-Recourse Person a satisfaction in full of such Third Person’s Claim Over against the Non-Recourse Person.

14.8.      Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

14.9.      Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Buyer shall pay the cost of all Transaction Taxes payable upon or in connection with, and all surveys, title insurance policies and title reports obtained in connection with, this Agreement and the transactions contemplated thereby and all filing fees required to be paid in connection with any filings made or notices given pursuant to any Antitrust Law.

14.10.    Broker’s and Finder’s Fees. Each of the parties represents and warrants that it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement in a manner so as to give rise to any claims against the other party for any brokerage commission, finder’s fees or other similar payout.

14.11.    Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

14.12.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on

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the day after delivery to FedEx or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Seller:

c/o Calpine Corporation

50 West San Fernando Street

San Jose, California 95113

Attention: General Counsel

Facsimile: (408) 794-2434

Copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601-6636

Attention: Micah Marcus

Facsimile: (312) 861-2200

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, DC 20005

Attention: Mitchell F. Hertz

Facsimile: (202) 654-9603

If to Buyer:

Aquila, Inc.

20 West Ninth Street

Kansas City, Missouri 64105

Attention: General Counsel

Facsimile: (816) 467-3486

Copy to:

Blackwell Sanders Peper Martin LLP

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Attention: Brogan Sullivan

Facsimile: (816) 983-8080

Any party may change its address for the purpose of this Section 14.12 by giving the other party written notice of its new address in the manner set forth above.

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14.13.    Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

14.14.    Schedules. Seller may, at its option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material or would cause a Material Adverse Effect, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Schedules shall constitute a disclosure for all purposes of the Section for which such disclosure was made and each other section for which such disclosure is readily apparent.

14.15.    Public Announcements. No party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other parties, unless a press release or public announcement is required by Law or Order of the Bankruptcy Court. If any such announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing party shall give the nondisclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure. The parties acknowledge that Seller shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order and Bidding Procedures Order.

14.16.    Entire Agreement. This Agreement, the Master Escrow Agreement, the Purchase Notice, and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

14.17.    Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Seller or Buyer. No provision of this Agreement shall give any third Persons any right of subrogation or action over or against Seller or Buyer.

14.18.    Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.19.    Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,”

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and derivative or similar words refer to this entire Agreement as a whole and not to any other particular Article, Section or other subdivision, (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (v) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive, and (vi) “or” is not exclusive.

14.20.    Currency. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

14.21.	Time of Essence.» Time is of the essence of this Agreement.

14.22.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

14.23.    DELIVERY BY FACSIMILE TRANSMISSION. THIS AGREEMENT MAY BE DELIVERED BY THE FACSIMILE TRANSMISSION OF SIGNED SIGNATURE PAGES, WITH EXECUTED ORIGINALS TO FOLLOW BY OVERNIGHT COURIER OR CERTIFIED MAIL (RETURN RECEIPT REQUESTED).

ARTICLE 15

DEFINITIONS

15.1.      Certain Terms Defined. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such first Person where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through the ownership of voting securities, by contract, as trustee, executor or otherwise.

“Alternative Transaction” means a transaction involving a sale of all or substantially all of the Business or the Acquired Assets by Seller to a purchaser or purchasers other than Buyer following an Auction in which Buyer is the stalking horse bidder, or the filing by Seller with the Bankruptcy Court of a plan or reorganization or liquidation that does not contemplate the sale of the Acquired Assets by Seller to Buyer in accordance with the terms of this Agreement.

“Assumption Agreement” means the agreement substantially in the form of Exhibit B hereto.

“Auction” means the auction conducted by Seller pursuant to the Bidding Procedures Order.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court having jurisdiction over the Chapter 11 Case originally administered in the United States Bankruptcy Court of the Southern District of New York.

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“Business” means the business of generating and selling electric power, capacity and ancillary services from the Power Plant, as managed and operated by Seller on the date hereof, and any business activities of Seller incidental to the foregoing.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law or other Governmental action to close.

“Business Records” means all books, files and records (whether in paper or electronic format) to the extent they apply exclusively to the Acquired Assets or the Business, including customer lists, historical customer files, reports, plans, data, accounting and tax records, test results, product specifications, drawings, diagrams, training manuals, engineering data, safety and environmental reports and documents, maintenance schedules, operating and production records, inventory records, business plans, and marketing and all other studies, documents and records but excluding any Retained Books and Records.

“Chapter 100 Bond” means the Cass County, Missouri Taxable Industrial Revenue Bond (MEP Pleasant Hill LLC Project) Series 1999, in the maximum aggregate principal amount of $250,000,000.

“Chapter 11 Case” means, collectively, the cases commenced and to be commenced by Seller under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Clayton Act” means Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, qualification, waiver or notification of a Government or other Person.

“Contract” means any written or oral contract, agreement, license, sublicense, lease, sublease, mortgage, instruments, guaranty, commitment, undertaking or other similar arrangement, whether express or implied.

“Emissions Allowances” means authorizations to emit specified units of pollutants from the Power Plant that are allocated to and owned by the Power Plant as of the time of Closing, or to which the Power Plant becomes entitled to after Closing, which units are established by any Government authority with jurisdiction over the Power Plant. Emissions Allowances shall not include any such units that are held in the Calpine – Midwest Region S02 Holding Account as administered by the U.S. Environmental Protection Agency under Title IV of the Clean Air Act or any similar S02 account.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program, agreement, or arrangement of any kind maintained, sponsored or contributed to by Seller.

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“Environmental Laws” means all currently existing and future federal, state, provincial, municipal, local and foreign statutes, ordinances, rules, Orders, regulations, remediation standards, and other provisions having the force of law for protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended, the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, and related state statutes.

“Environmental Reports” means any environmental sampling or report performed specifically to test compliance with any Environmental Laws, and any and all Phase I or II environmental assessments, in each case which Seller has received from an un-Affiliated third party within the last five (5) years with respect to the Power Plant and the Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity treated as a single employer with Seller pursuant to Section 414 of the Code.

“Escrow Agent” means Union Bank of California, N.A., the escrow agent under the Master Escrow Agreement.

“Existing Survey” means that certain plat of a survey issued by Bowers Survey Company as Job No. 15528-99, dated May 27, 1999.

“Existing Title Policy” means that certain title insurance policy issued by First American Title Insurance Company as Policy No. LP 4221793, dated September 13, 2000.

“Facility Lease” shall mean that Lease Agreement between Cass County, Missouri and Seller dated December 1, 1999 as amended by that Amended and Restated Lease Agreement dated March 15, 2000, that Second Amendment to Lease Agreement dated August 1, 2000 and that Third Amendment to Lease Agreement dated March 25, 2004. The Facility Lease shall include (i) the equipment, spare parts, machinery, furniture, fixtures, and other personal property used exclusively in the Business, located on the Leased Real Property or listed on Schedule 1.1(d) (the “Leased Equipment”), and (ii) any rights of Seller to the warranties and licenses received from manufacturers and sellers of the Leased Equipment.

“Federal Trade Commission Act” means the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission, or any successor agency thereto.

“FPA” means the Federal Power Act, as amended (16 U.S.C. § 791a et seq.), and the rules and regulations promulgated thereunder.

“Government” means any federal, state, local, or foreign government, or any agency, division, subdivision, audit group, procuring office, governmental authority, regulatory authority or adjudicatory body thereof.

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“Hazardous Materials” means any hazardous or toxic substance or waste or any contaminant or pollutant regulated under Environmental Laws, including, but not limited to, “hazardous substances” as currently defined by the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, “hazardous wastes” as currently defined by the Resource Conservation and Recovery Act, as amended, natural gas petroleum products or byproducts and crude oil.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §§ 15c-15h, 18a), as amended.

“Improvements” means the buildings, improvements and structures now existing on the Real Property or demised under the Real Estate Leases, but only to the extent such buildings, improvements and structures constitute fixtures under applicable law.

“Knowledge of Seller,” “Seller’s Knowledge” or any other similar term or knowledge qualification means the actual knowledge of Steven Dowdy, Steve Hilger, Scott Hinkle, or Steven Nims.

“Lien” means any mortgage, pledge, charge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

“Master Escrow Agreement” means the escrow agreement by and between Calpine, acting on behalf of Seller, and Union Bank of California, N.A., dated as of June 22, 2006, as amended.

“Material Adverse Effect” means a state of facts, event, change or effect that results in a material adverse effect on the Business or the Acquired Assets taken as a whole, but excluding any state of facts, event, change or effect caused by events, changes or developments relating to: (i) changes of Laws, including those governing national, regional, state or local electric transmission or distribution systems, (ii) strikes, work stoppages or other labor disturbances, (iii) increases in costs of commodities or supplies, including fuel, (iv) effects of weather or meteorological events, (v) the transactions contemplated by this Agreement or the announcement thereof; (vi) changes or conditions affecting the industries of which the Business is a part generally (including any change or condition (x) generally affecting the international, national or regional or local electric generating, transmission or distribution industry (y) generally affecting the international, national, regional or local wholesale or retail markets for electric power or (z) resulting from changes in the international, national, regional or local fuel markets for the type of fuel used at the Power Plant); (vii) changes in economic, regulatory or political conditions generally; (viii) changes resulting from or in connection with the Chapter 11 Case or any motion, application, pleading or Order filed by any Government applicable to providers of generation, transmission or distribution of electricity generally; or (ix) any act(s) of war or of terrorism.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Ordinary Course of Business” means, with respect to the operation by Seller of the Power Plant, the operation thereof consistent with prior practices with respect to the operation thereof and prudent health, safety and environmental practices, and taking into account the status and quality of the Power Plant.

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“Permitted Liens” means: (i) all Liens in existence on the date of this Agreement set forth on Schedule 15.1(a) of the Disclosure Schedules; (ii) Liens for Taxes, assessments and Government or other similar charges that are not yet due and payable (but, for clarity, not any such Liens for property taxes in respect of the Acquired Assets or the Real Property for years prior to the year of the Closing Date, whether or not assessed); (iii) Liens included in the Assumed Liabilities; (iv) such covenants, conditions, restrictions, easements, encroachments or encumbrances, or any other state of facts, that do not materially interfere with the present occupancy of the Real Property or the use of such Real Property as it has been used by Seller in the Business prior to the Closing Date; (v) zoning, building codes and other land use laws regulating the use of occupancy of Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over Owned Real Property; (vi) a lessor’s interest in property underlying any of the Real Estate Leases; (vii) restrictions and regulations imposed by any Government authority or any local, state, regional, national or international reliability council, or any independent system operator or regional transmission organization with jurisdiction over Seller or the Power Plant; and (viii) except as set forth on Schedule 15.1(b) of the Disclosure Schedules, exceptions and related matters set forth in the Existing Title Policy or the Existing Survey.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

“Power Plant” means the 585 MW gas-fired combined cycle electric generating Aries Energy Center facility located in Pleasant Hill, Missouri including all equipment, electrical transformers, pipeline and electrical interconnection facilities (including water discharge facilities and water injection facilities) related thereto.

“Purchase Notice” means Exhibit A of the Master Escrow Agreement, as executed and delivered by Buyer, Seller, and the Escrow Agent.

“Regulatory Approvals” means state public utility commission and FERC approvals and/or notifications with respect to the consummation of the transactions contemplated hereby.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers, Affiliates or representatives of any such Person.

“Retained Books and Records” means: (i) all corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other files, books and records to the extent that any of the foregoing relates to any of the Excluded Assets or Excluded Liabilities or the organization, existence, capitalization or debt financing of Seller or of any Affiliate of Seller; (ii) all books, files and records that would otherwise constitute a Business Record but for the fact that disclosure of books, files or records could (v) disclose information related to the impressions of Seller or any of its Affiliates concerning public utility regulatory matters, including matters before the Missouri Public Service Commission, the FERC, or other similar bodies, (w) violate any legal constraints or obligations regarding the confidentiality thereof, provided that Seller shall use its commercially reasonable efforts to obtain a waiver of

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any such confidentiality restrictions in order to permit such disclosure, (x) waive any attorney client, work product or like privilege, (y) disclose information about Seller or any of its Affiliates that is unrelated to the Power Plant or the Business or (z) disclose information about Seller or any of its Affiliates pertaining to energy or project evaluation, energy or natural gas price curves or projections or other economic predictive models; or (iii) all books and records prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Acquired Assets and the Assumed Liabilities.

“Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.

“Sherman Act” means title 15 of the United States Code §§ 1-7, as amended.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, which taxes shall include all income taxes, Transaction Taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

15.2.      All Terms Cross-Referenced. Each of the following terms is defined in the Section set forth opposite such term:

Term                                                                                                                                                                       Section

Accounts Payable	1.4
Accounts Receivable	1.2(b)
Acquired Assets	1.1
Additional Deposit	2.2
Adjustment Date	11.2
Affiliate	15.1
Agreement	Preamble
Allocation Schedule	11.5
Alternative Transaction	15.1
Antitrust Approval	10.2
Antitrust Law	10.2
Assigned Contracts	1.1(f)
Assumed Liabilities	1.3

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Assumption Agreement	15.1
Auction	15.1
Balance Sheet Information	4.14
Bankruptcy Code	15.1
Bankruptcy Court	15.1
Bidding Procedures	8.2
Bidding Procedures Order	6.3
Break-Up Fee	13.5(c)(i)
Business	15.1
Business Day	15.1
Business Employees	9.1
Business Records	15.1
Buyer	Preamble
Buyer Group	14.7
Buyer Savings Plan	9.4
Calpine	Preamble
Calpine Marks	1.2(m)
Chapter 100 Bond	15.1
Chapter 11 Case	15.1
Claim Over	14.7
Claims	1.2(j)
Clayton Act	15.1
Closing	3.1
Closing Date	3.1
Code	15.1
Confidentiality Agreement	6.5
Consent	15.1
Contract	15.1
Deposits	2.2
Disclosure Schedules	1.1(a)
Emission Allowances	15.1
Employee Benefit Plan	15.1
Entitled Real Property	1.1(c)
Environmental Laws	15.1
Environmental Reports	15.1
Equipment	1.1(d)
ERISA	15.1
ERISA Affiliate	15.1
Escrow Agent	15.1
Excluded Assets	1.2
Excluded Liabilities	1.4
Existing Survey	15.1
Existing Title Policy	15.1
Facility Lease	15.1
Federal Trade Commission Act	15.1
FERC	15.1

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FPA	15.1
Government	15.1
Hazardous Materials	15.1
HSR Act	15.1
Improvements	15.1
Initial Deposit	2.2
Inventory	1.1(g)
Knowledge of Seller	15.1
Law	4.3
Leased Real Property	1.1(b)
Lien	15.1
Losses	6.5
Master Escrow Agreement	15.1
Material Adverse Effect	15.1
Material Contracts	4.7(a)(ii)
Multiemployer Plan	15.1
Non-Recourse Person	14.7
Order	4.3
Ordinary Course of Business	15.1
Organizational Documents	4.3
Other Contracts	1.1(f)
Owned Real Property	1.1(a)
PBGC	4.10(d)
Permits	1.1(i)
Permitted Liens	15.1
Person	15.1
Power Plant	15.1
Purchase Notice	15.1
Purchase Price	2.1
Real Estate Leases	1.1(b)
Real Property	1.1(c)
Regulatory Approvals	15.1
Related Person	15.1
Release Date	7.5(d)
Retained Books and Records	15.1
Rule	15.1
Rules	15.1
Sale Order	6.3
Seller	Preamble
Seller Savings Plan	9.4
Seller’s Account	3.3
Seller’s Knowledge	15.1
Sherman Act	15.1
Straddle Period	11.2
Supplier Contracts	1.1(e)
Support Obligations	7.5(a)

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Tax Return	15.1
Taxes	15.1
Termination Date	13.2(a)(ii)
Termination Order	13.2(a)(iv)
Third Person	14.7
Title IV Plan	4.10(d)
Transaction Taxes	11.1
Transferred Employees	9.3
Transition Services Agreement	14.4
WARN Act	15.1

Welfare Benefits                                                                                                                                                         9.7

(Signatures are on the following page.)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

AQUILA, INC.

By: /s/ Scott Heidtbrink
Name: Scott Heidtbrink
Title: Vice President, Power Generation &
Energy Resources

MEP PLEASANT HILL, LLC

By: /s/ James J. Shield
Name: James J. Shield
Title: Vice President